SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 2)*

Freshworks Inc.

(Name of Issuer)

Class A common stock, par value $0.00001 per share

(Title of Class of Securities)

358054104

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 34 Pages

Exhibit Index Contained on Page 30

CUSIP NO. 358054104	13 G	Page 2 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund L.P. ("ALF")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. Accel Leaders Fund Associates L.L.C. ("ALFA"), the general partner of ALF, may be deemed to have sole power to vote these shares, and Sameer K. Gandhi ("SKG"), a director of the issuer and a managing member of ALFA, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,493,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.7%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 205,636,373 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission on October 31, 2023 (the “Form 10-Q”), plus (ii) 3,493,640 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF.

CUSIP NO. 358054104	13 G	Page 3 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund Associates L.L.C. ("ALFA")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,493,640 shares issuable upon conversion of Class B Common Stock directly owned by ALF. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALFA, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,493,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.7%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 205,636,373 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 3,493,640 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF.

CUSIP NO. 358054104	13 G	Page 4 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
166,920 shares issuable upon conversion of Class B Common Stock directly owned by ALFI16. SKG, a director of the issuer and a managing member of ALFI16, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
166,920 shares issuable upon conversion of Class B Common Stock directly owned by ALFI16. SKG, a director of the issuer and a managing member of ALFI16, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	166,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 202,309,653 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 166,920 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI16.

CUSIP NO. 358054104	13 G	Page 5 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II L.P. (“ALF2”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,432,110 shares issuable upon conversion of Class B Common Stock directly owned by ALF2. Accel Leaders Fund II Associates L.L.C. ("ALF2A"), the general partner of ALF2, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,432,110 shares issuable upon conversion of Class B Common Stock directly owned by ALF2. ALF2A, the general partner of ALF2, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,432,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.7%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 205,574,843 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 3,432,110 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2.

CUSIP NO. 358054104	13 G	Page 6 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II Strategic Partners L.P. (“ALF2SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
146,210 shares issuable upon conversion of Class B Common Stock directly owned by ALF2SP. ALF2A, the general partner of ALF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
146,210 shares issuable upon conversion of Class B Common Stock directly owned by ALF2SP. ALF2A, the general partner of ALF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	146,210
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 202,288,943 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 146,210 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2SP.

CUSIP NO. 358054104	13 G	Page 7 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II Associates L.L.C. ("ALF2A")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,578,320 shares issuable upon conversion of Class B Common Stock, of which 3,432,110 are directly owned by ALF2, and 146,210 are directly owned by ALF2SP. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,578,320 shares issuable upon conversion of Class B Common Stock, of which 3,432,110 are directly owned by ALF2, and 146,210 are directly owned by ALF2SP. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of ALF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,578,320
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.7%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 205,721,053 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 3,432,110 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2, plus (iii) 146,210 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2SP.

CUSIP NO. 358054104	13 G	Page 8 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders Fund II Investors (2019) L.L.C. (“ALFI19”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
180,420 shares issuable upon conversion of Class B Common Stock directly owned by ALFI19. SKG, a director of the issuer and a managing member of ALFI19, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
180,420 shares issuable upon conversion of Class B Common Stock directly owned by ALFI19. SKG, a director of the issuer and a managing member of ALFI19, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	180,420
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 202,323,153 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 180,420 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI19.

CUSIP NO. 358054104	13 G	Page 9 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II L.P. (“AGF2”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,409,200 shares issuable upon conversion of Class B Common Stock directly owned by AGF2. Accel Growth Fund II Associates L.L.C ("AGF2A"), the general partner of AGF2, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
14,409,200 shares issuable upon conversion of Class B Common Stock directly owned by AGF2. AGF2A, the general partner of AGF2, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	14,409,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.7%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 216,551,933 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 14,409,200 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2.

CUSIP NO. 358054104	13 G	Page 10 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,043,800 shares issuable upon conversion of Class B Common Stock directly owned by AGF2SP. AGF2A, the general partner of AGF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,043,800 shares issuable upon conversion of Class B Common Stock directly owned by AGF2SP. AGF2A, the general partner of AGF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,043,800
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 203,186,533 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 1,043,800 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2SP.

CUSIP NO. 358054104	13 G	Page 11 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II Associates L.L.C ("AGF2A")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
15,453,000 shares issuable upon conversion of Class B Common Stock, of which 14,409,200 are directly owned by AGF2, and 1,043,800 are directly owned by AGF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
15,453,000 shares issuable upon conversion of Class B Common Stock, of which 14,409,200 are directly owned by AGF2, and 1,043,800 are directly owned by AGF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and a managing member of AGF2A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	15,453,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.1%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 217,595,733 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 14,409,200 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2, plus (iii) 1,043,800 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2SP.

CUSIP NO. 358054104	13 G	Page 12 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2013 L.L.C. (“AGFI13”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,547,000 shares issuable upon conversion of Class B Common Stock directly owned by AGFI13. SKG, a director of the issuer and a managing member of AGFI13, may be deemed to have shared power to vote of these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,547,000 shares issuable upon conversion of Class B Common Stock directly owned by AGFI13. SKG, a director of the issuer and a managing member of AGFI13, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,547,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.8%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 203,689,733 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 1,547,000 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGFI13.

CUSIP NO. 358054104	13 G	Page 13 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III L.P. (“AIN3”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,726,193 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. Accel India III Associates L.P. (“AIN3A LP”), the general partner of AIN3, may be deemed to have sole power to vote these shares, and Accel India III GP Associates Ltd. (“AIN3A”), the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
10,726,193 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to dispose of these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	10,726,193
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.0%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 212,868,926 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 10,726,193 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3.

CUSIP NO. 358054104	13 G	Page 14 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III Associates L.P. (“AIN3A LP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,726,193 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
10,726,193 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to dispose of these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	10,726,193
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.0%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 212,868,926 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 10,726,193 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3.

CUSIP NO. 358054104	13 G	Page 15 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III GP Associates Ltd. (“AIN3A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,726,193 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
10,726,193 shares issuable upon conversion of Class B Common Stock directly owned by AIN3. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to dispose of these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	10,726,193
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.0%(1)
12	TYPE OF REPORTING PERSON*	CO

(1) Based on 212,868,926 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 10,726,193 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3.

CUSIP NO. 358054104	13 G	Page 16 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India III Investors L.L.C. (“AIN3INV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,073,807 shares issuable upon conversion of Class B Common Stock directly owned by AIN3INV. SKG, a director of the issuer and a managing member of AIN3INV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,073,807 shares issuable upon conversion of Class B Common Stock directly owned by AIN3INV. SKG, a director of the issuer and a managing member of AIN3INV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,073,807
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 203,216,540 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 1,073,807 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3INV.

CUSIP NO. 358054104	13 G	Page 17 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV L.P. (“AIN4”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. Accel India IV Associates L.P. (“AIN4A LP”), the general partner of AIN4, may be deemed to have sole power to vote these shares, and Accel India IV GP Associates Ltd. (“AIN4A”), the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN4A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to dispose of these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	627,660
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 202,770,393 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4.

CUSIP NO. 358054104	13 G	Page 18 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV Associates L.P. (“AIN4A LP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN4A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to dispose of these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	627,660
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 202,770,393 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4.

CUSIP NO. 358054104	13 G	Page 19 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV GP Associates Ltd. (“AIN4A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AIN4A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
627,660 shares issuable upon conversion of Class B Common Stock directly owned by AIN4. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to dispose of these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AIN3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	627,660
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%(1)
12	TYPE OF REPORTING PERSON*	CO

(1) Based on 202,770,393 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4.

CUSIP NO. 358054104	13 G	Page 20 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel India IV Investors L.L.C. (“AIN4INV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
37,380 shares issuable upon conversion of Class B Common Stock directly owned by AIN4INV. SKG, a director of the issuer and a managing member of AIN4INV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
37,380 shares issuable upon conversion of Class B Common Stock directly owned by AIN4INV. SKG, a director of the issuer and a managing member of AIN4INV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	37,380
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 202,180,113 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 37,380 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4INV.

CUSIP NO. 358054104	13 G	Page 21 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders 3 L.P. ("ALF3")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,112,212 shares. Accel Leaders 3 Associates L.P. (“AL3A LP”), the general partner of ALF3, may be deemed to have sole power to vote these shares, and Accel Leaders 3 GP Associates L.L.C. ("AL3A"), the general partner of AL3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,112,212 shares. AL3A LP, the general partner of ALF3, may be deemed to have sole power to dispose of these shares, and AL3A, the general partner of AL3A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,112,212
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q.

CUSIP NO. 358054104	13 G	Page 22 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders 3 Entrepreneurs L.P. ("ALF3E")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
128,846 shares. AL3A LP, the general partner of ALF3E, may be deemed to have sole power to vote these shares, and AL3A, the general partner of AL3A LP, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
128,846 shares. AL3A LP, the general partner of ALF3E, may be deemed to have sole power to dispose of these shares, and AL3A, the general partner of AL3A LP, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	128,846
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q.

CUSIP NO. 358054104	13 G	Page 23 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders 3 Associates L.P. (“AL3A LP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,241,058 shares, of which 3,112,212 are directly owned by ALF3 and 128,846 are directly owned by ALF3E. AL3A, the general partner of ALF3 and ALF3E, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and AL3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,241,058 shares, of which 3,112,212 are directly owned by ALF3 and 128,846 are directly owned by ALF3E. AL3A, the general partner of ALF3 and ALF3E, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and AL3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,241,058
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.6%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q.

CUSIP NO. 358054104	13 G	Page 24 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders 3 Investors (2020) L.P. ("ALFI20")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
185,733 shares. AL3A, the general partner of ALFI20, may be deemed to have sole power to vote these shares, and SKG, a director of the issuer and AL3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
185,733 shares. AL3A, the general partner of ALF3E, may be deemed to have sole power to dispose of these shares, and SKG, a director of the issuer and AL3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	185,733
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%(1)
12	TYPE OF REPORTING PERSON*	PN

(1) Based on 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q.

CUSIP NO. 358054104	13 G	Page 25 of 34

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Leaders 3 GP Associates L.L.C. ("AL3A")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,426,791 shares, of which 3,112,212 are directly owned by ALF3, 128,846 are directly owned by ALF3E, and 185,733 are directly owned by ALFI20. AL3A LP, the general partner of ALF3 and ALF3E, may be deemed to have sole power to vote these shares, and AL3A, the general partner of ALFI20, may be deemed to have sole power to vote these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,426,791 shares, of which 3,112,212 are directly owned by ALF3, 128,846 are directly owned by ALF3E, and 185,733 are directly owned by ALFI20. AL3A LP, the general partner of ALF3 and ALF3E, may be deemed to have sole power to dispose of these shares, and AL3A, the general partner of ALFI20, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer and AL3A, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,426,791
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.7%(1)
12	TYPE OF REPORTING PERSON*	OO

(1) Based on 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q.

CUSIP NO. 358054104	13 G	Page 26 of 34

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sameer K. Gandhi ("SKG")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 511,420
6	SHARED VOTING POWER
		40,311,131 shares, of which 3,112,212 are directly owned by ALF3, 128,846 are directly owned by ALF3E, and 185,733 are directly owned by ALFI20, and 36,884,340 shares issuable upon conversion of Class B Common Stock, of which 3,493,640 are directly owned by ALF, 166,920 are directly owned by ALFI16, 3,432,110 are directly owned by ALF2, 146,210 are directly owned by ALF2SP, 180,420 are directly owned by ALFI19, 14,409,200 are directly owned by AGF2, 1,043,800 are directly owned by AGF2SP, 1,547,000 are directly owned by AGFI13, 10,726,193 are directly owned by AIN3, 1,073,807 are directly owned by AIN3INV, 627,660 are directly owned by AIN4, 37,380 are directly owned by AIN4INV. ALFA, the general partner of ALF, may be deemed to have sole power to vote these shares. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to vote these shares. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote these shares. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote these shares. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote these shares. AL3A LP, the general partner of ALF3 and ALF3E, may be deemed to have sole power to vote these shares, and AL3A the general partner of AL3A LP and ALFI20, may be deemed to have sole power to vote these shares. SKG, a director of the issuer, AIN3A, AIN4A, and AL3A, and a managing member of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3INV, and AIN4INV, may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 511,420
8	SHARED DISPOSITIVE POWER
		40,311,131 shares, of which 3,112,212 are directly owned by ALF3, 128,846 are directly owned by ALF3E, and 185,733 are directly owned by ALFI20, and 36,884,340 shares issuable upon conversion of Class B Common Stock, of which 3,493,640 are directly owned by ALF, 166,920 are directly owned by ALFI16, 3,432,110 are directly owned by ALF2, 146,210 are directly owned by ALF2SP, 180,420 are directly owned by ALFI19, 14,409,200 are directly owned by AGF2, 1,043,800 are directly owned by AGF2SP, 1,547,000 are directly owned by AGFI13, 10,726,193 are directly owned by AIN3, 1,073,807 are directly owned by AIN3INV, 627,660 are directly owned by AIN4, 37,380 are directly owned by AIN4INV. ALFA, the general partner of ALF, may be deemed to have sole power to dispose of these shares. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to dispose of these shares. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to dispose of these shares. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to dispose of these shares, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to dispose of these shares. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to dispose of these shares, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to dispose of these shares. AL3A LP, the general partner of ALF3 and ALF3E, may be deemed to have sole power to dispose of these shares, and AL3A the general partner of AL3A LP and ALFI20, may be deemed to have sole power to dispose of these shares. SKG, a director of the issuer, AIN3A, AIN4A, and AL3A, and a managing member of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3INV, and AIN4INV, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	40,822,551
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	17.1%(1)
12	TYPE OF REPORTING PERSON*	IN

(1) Based on 239,027,073 shares of Class A Common Stock, calculated as follows, (i) 202,142,733 shares of Class A Common Stock outstanding as of October 27, 2023, as reported by the issuer in the Form 10-Q, plus (ii) 3,493,640 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF, plus (iii) 166,920 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI16, plus (iv) 3,432,110 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2, plus (v) 146,210 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALF2SP, plus (vi) 180,420 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by ALFI19, plus (vii) 14,409,200 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2, plus (viii) 1,043,800 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGF2SP, plus (ix) 1,547,000 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AGFI13, plus (x) 10,726,193 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3, plus (xi) 1,073,807 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN3INV, plus (xii) 627,660 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4, plus (xiii) 37,380 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by AIN4INV.

CUSIP NO. 358054104	13 G	Page 27 of 34

This Amendment No. 2 (“Amendment No. 2”) amends the Schedule 13G initially filed with the United States Securities and Exchange Commission on February 14, 2022 and amended on February 15, 2023 (as amended, the “Original Schedule 13G”) by the Reporting Persons. The “Reporting Persons” are collectively, Accel Leaders Fund L.P. ("ALF"), Accel Leaders Fund Associates L.L.C. ("ALFA"), Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”) Accel Leaders Fund II L.P. (ALF2), Accel Leaders Fund II Strategic Partners L.P. (“ALF2SP”), Accel Leaders Fund II Associates L.L.C. ("ALF2A"), Accel Leaders Fund II Investors (2019) L.L.C. (“ALFI19”), Accel Growth Fund II L.P. (“AGF2”), Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”), Accel Growth Fund II Associates L.L.C ("AGF2A"), Accel Growth Fund Investors 2013 L.L.C. (“AGFI13”), Accel India III L.P. (“AIN3”), Accel India III Associates L.P. (“AIN3A LP”), Accel India III GP Associates Ltd. (“AIN3A”), Accel India III Investors L.L.C. (“AIN3INV”), Accel India IV L.P. (“AIN4”), Accel India IV Associates L.P. (“AIN4A LP”), Accel India IV GP Associates Ltd. (“AIN4A”), Accel India IV Investors L.L.C. (“AIN4INV”), Accel Leaders 3 L.P. (“ALF3”), Accel Leaders Fund 3 Entrepreneurs L.P.(“ALF3E”), Accel Leaders 3 Associates L.P. (“AL3A LP”), Accel Leaders 3 Investors (2020) L.P. ("ALFI20"), Accel Leaders 3 GP Associates L.L.C. ("AL3A"), and Sameer K. Gandhi ("SKG"). Only those items that are hereby reported are amended; all other items reported in the Original Schedule 13G remain unchanged. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable. Capitalized terms not defined in this Amendment No. 2 have the meanings ascribed to them in the Original Schedule 13G.

ITEM 2(A).

NAME OF PERSONS FILING

This joint Schedule 13G is being filed by Accel Leaders Fund L.P. ("ALF"), Accel Leaders Fund Associates L.L.C. ("ALFA"), Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”), Accel Leaders Fund II L.P. (“ALF2”), Accel Leaders Fund II Strategic Partners L.P. (“ALF2SP”), Accel Leaders Fund II Associates L.L.C. ("ALF2A"), Accel Leaders Fund II Investors (2019) L.L.C. (“ALFI19”), Accel Growth Fund II L.P. (“AGF2”), Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”), Accel Growth Fund II Associates L.L.C ("AGF2A"), Accel Growth Fund Investors 2013 L.L.C. (“AGFI13”), Accel India III L.P. (“AIN3”), Accel India III Associates L.P. (“AIN3A LP”), Accel India III GP Associates Ltd. (“AIN3A”), Accel India III Investors L.L.C. (“AIN3INV”), Accel India IV L.P. (“AIN4”), Accel India IV Associates L.P. (“AIN4A LP”), Accel India IV GP Associates Ltd. (“AIN4A”), Accel India IV Investors L.L.C. (“AIN4INV”), Accel Leaders 3 L.P. (“ALF3”), Accel Leaders Fund 3 Entrepreneurs L.P.(“ALF3E”), Accel Leaders 3 Associates L.P. (“AL3A LP”), Accel Leaders 3 Investors (2020) L.P. ("ALFI20"), Accel Leaders 3 GP Associates L.L.C. ("AL3A"), and Sameer K. Gandhi ("SKG"). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

ALFA, the general partner of ALF, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by ALF. ALF2A, the general partner of ALF2 and ALF2SP, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by ALF2 and ALF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by AGF2 and AGF2SP. AIN3A LP, the general partner of AIN3, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by AIN3, and AIN3A, the general partner of AIN3A LP, may be deemed to have sole power to vote and sole power to dispose of these shares. AIN4A LP, the general partner of AIN4, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by AIN4, and AIN4A, and AIN4A, the general partner of AIN4A LP, may be deemed to have sole power to vote and sole power to dispose of these shares. AL3A LP, the general partner of ALF3 and ALF3E, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by ALF3 and ALF3E, and AL3A, the general partner of AL3A LP, may be deemed to have sole power to vote and sole power to dispose of these shares. AL3A, the general partner of ALFI20, may be deemed to have sole power to vote and sole power to dispose of the shares of the issuer directly owned by ALFI20. SKG, a director of the issuer, AIN3A, AIN4A, and AL3A, may be deemed to have shared power to vote and sole power to dispose of these shares. SKG, a director of the issuer and a managing member of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3INV, and AIN4INV, may be deemed to have shared power to vote and sole power to dispose of these shares.

CUSIP NO. 358054104	13 G	Page 28 of 34

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE The address for each of the Reporting Persons is: Accel 500 University Avenue Palo Alto, CA 94301
ITEM 2(C).

CITIZENSHIP

ALF, ALF2, ALF2SP, AGF2, AGF2SP, ALF3, ALF3E, AL3A LP and ALFI20 are Delaware limited partnerships. AIN3, AIN3A LP, AIN4, and AIN4 LP are Cayman Islands limited partnerships. ALFA, ALF2A, AGF2A, ALFI16, ALFI19, AGFI13, AIN3INV, AIN4INV and AL3A are Delaware limited liability companies. AIN3A and AIN4A are Cayman Islands limited liability companies. SKG is a United States Citizen.

ITEM 4.	OWNERSHIP Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of ALF, ALF2, ALF2SP, AGF2, AGF2SP, AIN3, AIN3A LP, AIN4, AIN4A LP, AL3, AL3E, ALFI20, and AL3A LP, and the limited liability company agreements of ALFA, ALFI16, ALF2A, ALFI19, AGF2A, AGFI13, AIN3A, AIN4A, and AL3A the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

CUSIP NO. 358054104	13 G	Page 29 of 34

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2024

Entities:

Accel Leaders Fund L.P.*

Accel Leaders Fund Associates L.L.C.*

Accel Leaders Fund Investors 2016 L.L.C. *

Accel Leaders Fund II L.P.*

Accel Leaders Fund II Strategic Partners L.P.*

Accel Leaders Fund II Associates L.L.C.*

Accel Leaders Fund II Investors (2019) L.L.C.*

Accel Growth Fund II L.P.**

Accel Growth Fund II Strategic Partners L.P.**

Accel Growth Fund II Associates L.L.C.**

Accel Growth Fund Investors 2013 L.L.C.**

Accel India III L.P.*

Accel India III Associates L.P.*

Accel India III GP Associates Ltd.*

Accel India III Investors L.L.C.*

Accel India IV L.P.*

Accel India IV Associates L.P.*

Accel India IV GP Associates Ltd.*

Accel India IV Investors L.L.C.*

Accel Leaders 3 L.P.*

Accel Leaders 3 Entrepreneurs L.P.*

Accel Leaders 3 Associates L.P.*

Accel Leaders 3 GP Associates L.L.C.

Accel Leaders 3 Investors (2020) L.P.*

By:	/s/ Ryan Connor
Ryan Connor, Attorney-in-fact for the above-listed entities

Individuals:

Sameer K. Gandhi*

By:	/s/ Ryan Connor
Ryan Connor, Attorney-in-fact for the above-listed individual

* Signed pursuant to a Power of Attorney included herein as an exhibit to this Schedule 13G.

** Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

CUSIP NO. 358054104	13 G	Page 30 of 34

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	31

Exhibit B: Power of Attorney	32

CUSIP NO. 358054104	13 G	Page 31 of 34

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Freshworks Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

CUSIP NO. 358054104	13 G	Page 32 of 34

EXHIBIT B

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each undersigned hereby constitutes and appoints Ryan Connor his, her or its true and lawful attorney-in-fact to:

(1)           execute for and on behalf of each undersigned (each, a “Reporting Person”), individually or jointly with any other reporting persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Form D, Schedule 13D, Schedule 13G, Form 13-F, Form 3, Form 4, Form 5 and any applicable registration statements, notice filings or reports) that such Reporting Person may be required or requested to file with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940 or the Investment Advisers Act of 1940, each as amended and with the implementing rules and regulations thereto (collectively, the “Reports”) with respect to a Reporting Person’s (a) status as an officer or director of, or (b) ownership of, or transactions in, securities of, any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (each, a “Company”) or with respect to a Reporting Person’s obligation to register or otherwise provide filings or reports to the SEC;

(2)           do and perform any and all acts for and on behalf of each Reporting Person which may be necessary or desirable to complete and execute any such Reports and timely file such forms and schedules with the SEC and any stock exchange or similar foreign or domestic, federal or state authority; and

(3)           take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, such Reporting Person, it being understood that the documents executed by such attorney-in-fact on behalf of such Reporting Person, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in her discretion.

Each Reporting Person hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such Reporting Person might or could do if personally present, with full power of revocation, hereby ratifying and confirming all that such attorney-in-fact, or her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. Each Reporting Person acknowledges that no such attorney-in-fact, in serving in such capacity at the request of such Reporting Person, is hereby assuming, nor is any Company hereby assuming, any of such Reporting Person’s responsibilities to comply with any such registration, filing or reporting requirements of the SEC or any stock exchange or similar foreign or domestic, federal or state authority, including without limitation Section 16 or Section 13 of the Securities Exchange Act of 1934 or otherwise.

This Power of Attorney shall remain in full force and effect with respect to a Reporting Person until the later of such time that (a) such Reporting Person is no longer required to file Forms 3, 4 and 5 or Schedules 13G/D with respect to such Reporting Person’s holdings of and transactions in securities issued by a Company, or (b) such Reporting Person is no longer required to file any other forms, registration statements or similar filings with the United States Securities and Exchange Commission or any other similar federal or state governmental entity, unless this Power of Attorney is earlier (i) revoked by such Reporting Person in a signed writing delivered to the foregoing attorney-in-fact or (ii) revoked by such foregoing attorney-in-fact.

CUSIP NO. 358054104	13 G	Page 33 of 34

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 1st day of February, 2024. This Power of Attorney may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Accel Leaders Fund L.P.,		Accel Leaders 3 L.P.,
a Delaware limited partnership		a Delaware limited partnership

By:	Accel Leaders Fund Associates L.L.C.,	By:	Accel Leaders 3 Associates L.P.,
	a Delaware limited liability company		a Delaware limited partnership

By:	/s/ Ryan Connor	By:	Accel Leaders 3 GP Associates L.L.C.,
Name:	Ryan Connor		a Delaware limited liability company
Title:	Attorney-in-fact
		By:	/s/ Ryan Connor
Accel Leaders Fund Associates L.L.C.,		Name:	Ryan Connor
a Delaware limited liability company		Title:	Attorney-in-fact

By:	/s/ Ryan Connor	Accel Leaders 3 Entrepreneurs L.P.,
Name:	Ryan Connor	a Delaware limited partnership
Title:	Attorney-in-fact
		By:	Accel Leaders 3 Associates L.P.,
Accel Leaders Fund Investors 2016 L.L.C.,			a Delaware limited partnership
a Delaware limited liability company
		By:	Accel Leaders 3 GP Associates L.L.C.,
By:	/s/ Ryan Connor		a Delaware limited liability company
Name:	Ryan Connor
Title:	Attorney-in-fact	By:	/s/ Ryan Connor
		Name:	Ryan Connor
Accel Leaders Fund II L.P.,		Title:	Attorney-in-fact
a Delaware limited partnership
Accel Leaders 3 Investors (2020) L.P.,
By:	Accel Leaders Fund II Associates L.L.C.,	a Delaware limited partnership
a Delaware limited liability company
		By:	Accel Leaders 3 GP Associates L.L.C.,
By:	/s/ Ryan Connor		a Delaware limited liability company
Name:	Ryan Connor
Title:	Attorney-in-fact	By:	/s/ Ryan Connor
		Name:	Ryan Connor
Accel Leaders Fund ii Strategic Partners L.P.,		Title:	Attorney-in-fact
a Delaware limited partnership
Accel Leaders 3 Associates L.P.,
By:	Accel Leaders Fund II Associates L.L.C.,	a Delaware limited partnership
a Delaware limited liability company
		By:	Accel Leaders 3 GP Associates L.L.C.,
By:	/s/ Ryan Connor		a Delaware limited liability company
Name:	Ryan Connor
Title:	Attorney-in-fact	By:	/s/ Ryan Connor
		Name:	Ryan Connor
Accel Leaders Fund II Associates L.L.C.,		Title:	Attorney-in-fact
a Delaware limited liability company
Accel Leaders 3 GP Associates L.L.C.,
By:	/s/ Ryan Connor	a Delaware limited liability company
Name:	Ryan Connor
Title:	Attorney-in-fact	By:	/s/ Ryan Connor
		Name:	Ryan Connor
Accel Leaders Fund II Investors (2019) L.L.C.		Title:	Attorney-in-fact
a Delaware limited liability company

By:	/s/ Ryan Connor
Name:	Ryan Connor
Title:	Attorney-in-fact

CUSIP NO. 358054104	13 G	Page 34 of 34

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 1st day of February, 2024. This Power of Attorney may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Accel India III L.P.,		Accel India IV Associates L.P.,
a Cayman Islands exempted limited partnership		a Cayman Islands exempted limited partnership

By:	Accel India III Associates L.P.,	By:	Accel India IV GP Associates Ltd.,
	a Cayman Islands exempted limited partnership		a Cayman Islands exempted limited liability company

By:	Accel India III GP Associates Ltd.,	By:	/s/ Ryan Connor
	a Cayman Islands exempted limited liability company	Name:	Ryan Connor
		Title:	Attorney-in-fact
By:	/s/ Ryan Connor
Name:	Ryan Connor	Accel India IV GP Associates Ltd.,
Title:	Attorney-in-fact	a Cayman Islands exempted limited liability company

Accel India III Associates L.P.,		By:	/s/ Ryan Connor
a Cayman Islands exempted limited partnership		Name:	Ryan Connor
		Title:	Attorney-in-fact
By:	Accel India III GP Associates Ltd.,
	a Cayman Islands exempted limited liability company	Accel India IV Investors L.L.C.,
a Delaware limited liability company
By:	/s/ Ryan Connor
Name:	Ryan Connor	By:	/s/ Ryan Connor
Title:	Attorney-in-fact	Name:	Ryan Connor
		Title:	Attorney-in-fact
Accel India III GP Associates Ltd.,
a Cayman Islands exempted limited liability company		Sameer K. Gandhi

By:	/s/ Ryan Connor	By:	/s/ Ryan Connor
Name:	Ryan Connor	Name:	Ryan Connor
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Accel India III Investors L.L.C.,
a Delaware limited liability company

By:	/s/ Ryan Connor
Name:	Ryan Connor
Title:	Attorney-in-fact

Accel India IV L.P.,
a Cayman Islands exempted limited partnership

By:	Accel India IV Associates L.P.,
a Cayman Islands exempted limited partnership

By:	Accel India IV GP Associates Ltd.,
a Cayman Islands exempted limited liability company

By:	/s/ Ryan Connor
Name:	Ryan Connor
Title:	Attorney-in-fact